Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 12, 2014 with respect to the consolidated financial statements included in this Annual Report (Form 10-KT) of MamaMancini’s Holdings Inc. for the one month period ended January 31, 2014.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
September 19, 2014